Exhibit 99.6

CONSENT OF H. Van Sinclair

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Vringo, Inc. (“Vringo”) with the Securities and Exchange Commission on April 6, 2012, and all supplements and amendments thereto (the “Registration Statement”), as a director nominee for election to Vringo’s board of directors effective upon the completion of the merger as described in the Registration Statement.

/s/ H. Van Sinclair

Name: H. Van Sinclair
Date: April 6, 2012